Exhibit 99

                                  MASCOTECH, INC.
                      1997 NON-EMPLOYEE DIRECTORS STOCK PLAN

Section 1.  Purpose

      The purpose of this Plan is to ensure that the non-employee Directors of MascoTech, Inc. (the "Company") have an equity interest in the Company and thereby have a direct and long term interest in the growth and prosperity of the Company by payment of part of their compensation in the form of common stock of the Company.

Section 2.  Administration of the Plan

      This Plan will be administered by the Company's Board of Directors (the "Board"). The Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Board's interpretation of the terms and provisions of this Plan shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable Federal law.

Section 3.  Eligibility

      Participation will be limited to individuals who are Eligible Directors, as hereinafter defined. Eligible Director shall mean any Director of the Company who is not an employee of the Company and who receives a fee for service as a Director.

Section 4.  Shares Subject to the Plan

      (a) Subject to the adjustments set forth below, the aggregate number of shares of Company Common Stock, par value $1.00 per share ("Shares"), which may be the subject of awards issued under the Plan shall be 500,000.

      (b) Any Shares to be delivered under the Plan shall be made available from newly issued Shares or from Shares reacquired by the Company, including Shares purchased in the open market.

      (c) To the extent a Stock Option award, as hereinafter defined, terminates without having been exercised, or an award of Restricted Stock, as hereinafter defined, is forfeited, the Shares subject to such Stock Option or Restricted Stock award shall again be available for distribution in connection with future awards under the Plan. Shares equal in number to the Shares surrendered to the Company in payment of the option exercise price or withholding taxes (if any) relating to or arising in connection with any Restricted Stock or Stock Option hereunder shall be added to the number of Shares then available for future awards under clause (a) above.

      (d) In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, or other change in corporate structure affecting the Shares, the aggregate number of Shares which may be issued under the Plan, the number of Shares subject to Stock Options to be granted under Section 6(a) hereof and the number of Shares subject to any outstanding award of Restricted Stock or unexercised Stock Option shall be adjusted to avoid enhancement or diminution of the benefits intended to be made available hereunder.


Section 5.  Director Stock Compensation

      (a) The compensation of each Eligible Director for the five year period beginning January 1, 1997 shall be payable in part with an award of Restricted Stock determined as set forth below, and in part in cash. Compensation for this purpose means annual retainer fees but does not include supplemental retainer fees for
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committee positions or fees for attendance at meetings, which shall be paid in cash. The portion of compensation payable in Restricted Stock during the five year period shall be equal to one-half of the annual compensation paid to Eligible Directors in the year immediately prior to the award multiplied by five, and the balance of compensation, unless otherwise determined by the Board, shall be payable in cash. Each award of Restricted Stock shall vest in twenty percent annual installments (disregarding fractional shares) on January 1 of each of the five consecutive years following the year in which the award is made. Subject to the approval of this Plan by the Company's stockholders, each Eligible Director on February 17, 1997 is awarded as of that date 5,790 Shares of Restricted Stock, based on the closing price of the Shares as reported on the New York Stock Exchange Composite Tape (the "NYSE") on February 14, 1997, the last trading date preceding the grant. Cash shall be paid to an Eligible Director in lieu of a fractional share.

      (b) Subject to the approval of this Plan by the Company's stockholders, each Eligible Director who is first elected or appointed to the Board on or after the date of the Company's 1997 annual meeting of stockholders shall receive, as of the date of such election or appointment, an award of Restricted Stock determined in accordance with Section 5(a) for the five year period beginning on January 1 of the year in which such election or appointment occurred; provided, however, that the price of the Shares used in determining the number of Shares of Restricted Stock which shall be issued to such Eligible Director shall be the closing price of the Shares as reported on the NYSE on the date on which such Eligible Director is elected or appointed, and provided, further, that the amount of Restricted Stock awarded to any Eligible Director who begins serving as a Director other than at the beginning of a calendar year shall be prorated to reflect the partial service of the initial year of such Director's term, such proration to be effected in the initial vesting.

      (c) Upon the full vesting of any award of Restricted Stock awarded pursuant to Section 5(a) or 5(b), each affected Eligible Director shall be eligible to receive a new award of Restricted Stock, subject to Section 4. The number of Shares subject to such award shall be determined generally in accordance with the provisions of Section 5(b); provided, however, that the Board shall have sole discretion to adjust the amount of compensation then to be paid in the form of Shares and the terms of any such award of Shares. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director's annual compensation during the period when such Director has an outstanding award of Restricted Stock shall be implemented by increasing or decreasing the cash portion of such Director's compensation.

      (d) Each Eligible Director shall be entitled to vote and receive dividends on the unvested portion of his or her Restricted Stock, but will not be able to obtain a stock certificate or sell, encumber or otherwise transfer such Restricted Stock except in accordance with the terms of the Company's 1991
Long Term Stock Incentive Plan (the "Long Term Plan"). If an Eligible Director's term is terminated by reason of death or permanent and total disability, the restrictions on the Restricted Stock will lapse and such Eligible Director's rights to the Shares will become vested on the date of such termination. If an Eligible Director's term is terminated for any reason other than death or permanent and total disability, the Restricted
Stock that has not vested shall be forfeited and transferred back to the Company; provided, however, that a pro rata portion of the Restricted Stock which would have vested on January 1 of the year following the year of the Eligible Director's termination shall vest on the date of termination, based upon the portion of the year during which the Eligible Director served as a Director of the Company.

Section 6.  Stock Option Grant

      (a) Subject to approval of this Plan by the Company's stockholders, each Eligible Director on the date of such approval will be granted on such date a stock option to purchase 5,000 Shares (the "Stock Option"). Thereafter, on the date of each of the Company's subsequent annual stockholders meetings, each person who is or becomes an Eligible Director on that date and whose service on the Board will continue after such date shall be granted a Stock Option, subject to Section 4, effective as of the date of such meeting.

      (b) Stock Options Granted under this Section 6 shall be non-qualified stock options and shall have the following terms and conditions.


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      1.  Option Price.  The option price per Share shall be equal to the closing price of the Shares as reflected on the NYSE on the date of grant (or if there were no sales on such date, the most recent prior date on which there were sales).


      2. Term of Option. The term of the Stock Option shall be ten years from the date of grant, subject to earlier termination in the event of termination of service as an Eligible Director. If an Eligible Director's term is terminated for any reason other than death at a time when such Director is entitled to exercise an outstanding Stock Option, then at any time or times within three months after termination such Stock Option may be exercised as to all or any of the Shares which the Eligible Director was entitled to purchase at the date of termination. If an Eligible Director dies at a time when such Director is entitled to exercise a Stock Option, then at any time or times within one year after death such Stock Option may be exercised as to all or any of the Shares which the Eligible Director was entitled to purchase immediately prior to such Director's death. Except as so exercised, such Stock Options shall expire at the end of such periods. That portion of the Stock Option not exercisable at the time of such termination shall be forfeited and transferred back to the Company on the date of such termination.

      3. Exercisability. Subject to clause 2 above, each Stock Option shall vest and become exercisable with respect to twenty percent of the underlying Shares on each of the first five anniversaries of the date of grant, provided that the optionee is an Eligible Director on such date.

      4. Method of Exercise. A Stock Option may be exercised in whole or in part during the period in which such Stock Option is exercisable by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in cash, by delivery of Shares, or by any combination of the foregoing.

      5. Non-Transferability. Unless otherwise provided by the terms of the Long Term Plan or the Board, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee's lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative.

      6. Stockholder Rights. The holder of a Stock Option shall, as such, have none of the rights of a stockholder.

Section 7.  General

      (a) Plan Amendments. The Board may amend, suspend or discontinue the Plan as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of the stockholders of the Company: (a) modify the class of persons who constitute Eligible Directors as defined in the Plan; or
(b) increase the total number of Shares available under the Plan. In addition, without the consent of affected participants, no amendment of the Plan or any award under the Plan may impair the rights of participants under outstanding awards.

      (b) Listing and Registration. If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares under the Plan upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of any award hereunder, no Shares may be delivered or disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

      (c)  Award Agreements.    Each award of Restricted Stock and Stock Option
granted hereunder shall be evidenced by the Eligible Director's written agreement with the Company which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Board in its discretion.

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